Exhibit 10.25
October 10, 2025
Amendment to 2022 Unrestricted Share Award and Performance Share Unit Award Agreement

To: Balan Nair

This letter amends the 2022 Unrestricted Share Award and Performance Share Unit Award Agreement, dated as July 28, 2022 (the “Original Agreement”), as amended by the letter agreement, dated March 12, 2024 (the “2024 Letter Amendment,” and together with the Original Agreement, the “Amended Agreement”), between you and Liberty Latin America Ltd. (the “Company”). Except as provided in this letter, all other terms of the Amended Agreement shall remain in effect. Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Amended Agreement.

The 2024 Letter Amendment set forth the vesting conditions upon which the 156,250 LILAB PSUs remaining unvested on March 12, 2024 could be earned. In March 2025, the Committee determined that these PSUs had not been earned and to condition the vesting on 2025 performance. The Amended Agreement is hereby further amended to condition vesting of the remaining 156,250 LILAB PSUs (the “2025 LILAB PSUs”) to the performance metrics set forth in Appendix A hereto. If the Committee determines, in its discretion, that you have earned the 2025 LILAB PSUs, such Earned Performance Share Units shall vest on March 15, 2026.

Very truly yours,

LIBERTY LATIN AMERICA LTD.

By: /s/ John M. Winter
John M. Winter
Title: Chief Legal Officer and Secretary

Agreed and accepted this 17th day of October, 2025.

/s/ Balan Nair
Balan Nair